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Operator:
Welcome to today’s Dycom earnings conference call. I would now like the turn the conference over to our host today, President and CEO, Mr. Steven Nielsen. Please go ahead, sir.
Steve Nielsen:
Thank you, Dave. Good morning, everyone. I would like to thank you for attending our third quarter fiscal 2006 Dycom earnings conference call. With me we have in attendance; Tim Estes, our Chief Operating Officer; Richard Dunn, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now, I will turn the call over to Rick Vilsoet. Rick.
Rick Vilsoet:
Thank you Steve. Statements made in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended July 30, 2005, and the Company’s quarterly report on Form 10-Q for the quarter ended January 28, 2006. The Company does not undertake to update forward-looking information. Additionally, during this call there will be references to certain non-GAAP financial information. This information has been reconciled to GAAP in the Company’s press release of yesterday that has been posted on the Company’s Website. Steve.
Steve Nielsen:
Thanks, Rick. Yesterday we issued a press release announcing our third quarter 2006 earnings. Included in the net loss for the quarter was a goodwill impairment charge of approximately $14.8 million (or $0.37 per diluted share) related to our Can-Am Communications subsidiary. Can-Am was underperforming compared to our expectations. As a result, we recently made operational management changes which in conjunction with Can-Am’s underperformance required an impairment review under SFAS 142. To ensure meaningful comparisons, all references I will now make to the third quarter of ‘06 will exclude this charge. A reconciliation of our earnings with and without this charge is attached to yesterday’s press release which has been posted to our Website. In addition, please note that third quarter fiscal 2006 includes stock based compensation expense of $1.4 million, versus $300,000 in the year ago quarter. For the quarter ended April 29, 2006, total contract revenues were $258.7 million, versus $247.7 million, an increase of 4%. Net income was $8.3 million, versus $13.7 million, a decrease of 39%. While fully diluted earnings per share was $0.21 versus $0.28, a decrease of 25%. Backlog at the end of the third quarter was $1.55 billion, flat to last quarter. Of this backlog, approximately $789 million is expected to be completed in the next twelve months. Please note that with regards to a certain multi-year project relating to fiber deployments, we have included in backlog those amounts relating to work estimated to be performed during calendar years 2006 and 2007. For the third quarter, our revenue and earnings exceeded the upper end of our expectations due to solid operating performance, hurricane restoration services which modestly exceeded our forecast, and sales of surplus assets at attractive returns. Gross margin increased sequentially by 158 basis points from the prior quarter. The increase in gross margin was due in part to work volumes from a large project that accelerated during the quarter, and a normal seasonal upturn as weather improved and available workdays increased. G&A increased 32 basis points sequentially. Cash flow from operations was strong in the quarter at $27.5 million as collections improved. Day sales outstanding declined sequentially 6 days to 78 days. Capital expenditures net of disposals totaled $13.1 million. During the quarter we de-levered the business, reducing borrowing under our credit facility by over $23 million. And finally, Prince, our recent acquisition performed to expectations. During the quarter, we experienced the effects of a growing overall economy, hurricane restoration revenues totaling almost $9 million in the quarter, expenditures by one telephone company, which grew substantially year-over-year, expenditures by another telephone company that improved markedly sequentially and mixed results from cable operators. Organic revenue from BellSouth increased over 41%, compared to the year ago quarter reflecting hurricane restoration services as well as 20% business as usual growth. BellSouth was our largest customer at $58.5 million or 22.6% of total revenue. Embarq, formerly Sprint’s local television division also grew year-over-year to $17.7 million in revenue, a 6.6% increase and was our fourth largest customer. During the quarter, we performed work for Verizon’s Fiber-to-the-Premise initiative in the states of New Hampshire, Massachusetts, Rhode Island, New York, Maryland, Virginia and Florida. Revenue from Verizon was $50.3 million during the quarter, down from $81.4 million in the year ago quarter but up sequentially 30% from $38.6 million in the second quarter. At 19% of revenue, Verizon was our second largest customer. Revenue from Comcast was $21.2 million. Comcast was Dycom’s third largest customer for the quarter at 8.2% of revenue. In addition, Adelphia increased year-over-year but declined sequentially while Charter declined organically both year over year and sequentially. Employee head count was stable during the quarter at 9,202. During the quarter, we continued to book new work and renew existing work. For Qwest, we renewed four existing outside plant agreements in Utah and Oregon for three-year terms and secured four new outside plant agreements in Oregon and Washington, also for three-year terms. From Embarq, we received three new five-year outside plant agreements in North Carolina, Florida, and Washington, Oregon. And lastly from Time Warner Cable, we obtained a new build maintenance agreement in South Carolina. Throughout the quarter, Dycom continued to demonstrate strength. First and foremost, we maintained solid customer relationships throughout our markets. Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of rapidly evolving industry opportunities. We are convinced that the commitment by three RBOC’s to deploy fiber deeper to their networks remains solid and growing and are encouraged by increasing levels of activities nationwide for rural fiber deployments by dozens of different entities, including an increasing number of investor owned, rural, local exchange carriers. In fact, it is clear that we are participating in a rewiring of the nation’s telecommunications infrastructure in order to dramatically expand the provisioning of bandwidth and the delivery of new service offerings that stretches across the nation and has really just begun. While in any multi-year endeavor of this magnitude there is likely to be some lumpiness, we believe this lumpiness will dissipate with time as deployments extend across increasing numbers of customers. And finally, we have maintained our solid financial strength. Generating significant cash flow from operations during the quarter, which allowed us to delever the business by over $23 million while growing revenue sequentially and making significant capital investments to facilitate future growth. As the economy continues to expand and our industry continues its own growth, we believe Dycom’s fundamental strength will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities. After weighing all of the factors we have discussed today, as well as our current expectations, we have updated our forecast as follows. For the fourth quarter of fiscal 2006, we anticipate earnings per share of $0.17 to $0.23 on revenues of $240 to $260 million. This outlook anticipates continued solid growth in the U.S. economy, seasonally normal weather, no significant storm restoration revenues, continued improving activity with a large customer, somewhat less other income as we have fewer assets currently scheduled for sale, and non cash compensation expense of approximately $1.5 million on a pre-tax basis during the quarter. At this point I will turn the call over to Dick Dunn our CFO. Dick.
Dick Dunn:
Thanks, Steve. Before I begin my review, let me point out that, for the purposes of this call, we’ve eliminated the following items from our GAAP results for the current fiscal year. In Q3 of the current year, we recorded a non cash pre-tax goodwill impairment charge of approximately $14.8 million, related to the Company’s Can-Am Communications subsidiary. On an after-tax basis, the impact was also approximately $14.8 million, as there will be no tax provision associated with the charge. The impact on EPS was $0.37 in Q3 and $0.35 in the nine-month period of the current fiscal year. Can-Am was underperforming compared to our expectations, which had the effect of increasing the uncertainty related to future cash flows. As a result, management implemented operational changes at Can-Am, which together with Can-Am’s underperformance, required us to perform an interim impairment test in accordance with Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. This test resulted in the above mentioned impairment charge. Unless otherwise noted my discussion, we will eliminate the impact of this item. A reconciliation of this amount to our GAAP net income has been provided as a table to yesterday’s press release, which is available on our website under the heading Corporate and subheading Corporate News. Now, I will turn to the income statement. Contract revenues for the current quarter were $258.7 million, up 4.5% from last year’s Q3 of $247.7 million. Excluding revenues attributable to subsidiaries not owned during Q3 of fiscal year 2005, revenues for the current quarter would have been $233.1 million, a decrease of 5.9%. Total revenues for the nine-month period ended April 29, rose 3.9% to $763.7 million, versus fiscal year 2005’s nine-month revenue of $735.4 million. Excluding revenues attributable to subsidiaries not owned during the entire nine months of fiscal year 2005, revenues for the nine month period would have been $687.3 million, compared to $704.9 million for the same period last year, a decrease of 2.5%. For the quarter, the top five customers accounted for 61.2% of total revenues, versus 67.5% for the prior year’s third quarter. For the nine months ended April 29, sales to the top five customers as percent of the total were 61.2% versus 64.7% for the prior year. The top five customers and their respective percents for the Q3 of fiscal 2006 and 2005 are as follows. Starting with Q3 of fiscal year 2006, BellSouth at 22.6%, Verizon 19.4%, Comcast 8.2%, Embarq, formerly Sprint, 6.8%, Charter Communications 4.1%. And now Q3 of fiscal year 2005; Verizon 32.8%, BellSouth 16.7%, Comcast 7.7%, Embarq, 6.7% and Charter Communications 3.6%. Net income for the third quarter was $8.3 million, versus $13.7 million in the third quarter of fiscal 2005, representing a decrease of 39.2%. Net income for the nine months ended April 29, decreased 37.6% to $22.9 million, versus last year’s $36.7 million. Fully diluted earnings for the quarter were $0.21 per share, a 25% decrease in last year’s $0.28 per share results. EPS for the nine months period ended April 29, decreased 28% to $0.54 per share, versus last year’s $0.75 per share. Fully diluted earnings per share before the above mentioned impairment charge were calculated utilizing weighted average share counts of approximately 40.4 million and 42.6 million for the quarter and nine-month periods respectively. This contrasts with weighted average share counts of approximately 49.2 million for the comparable prior year period. These declines in weighted average share count were the result of our Dutch tender offer, which was completed in the first quarter of the current fiscal year. Operating margins for the third quarter were 5.51%, versus last year’s quarter of 7.78%. This decrease of 227 basis points was due to a 247 basis point increase in cost of earned revenues and an 8 basis point increase in depreciation and amortization for the quarter. General and administrative costs decreased 28 basis points compared to the third quarter of last year and include $1.1 million of incremental expenses associated with stock-based compensation. Absent these expenses, G&A declined 72 basis points. Operating margins for the nine-month period decreased 219 basis points, coming in at 5.34% versus last year’s 7.53%. This decrease was due to a 238 basis point increase in the cost of earned revenues, partially offset by a 4 basis point decrease in general and administrative costs and a 15 basis point decrease in depreciation and amortization. General and administrative costs for the nine-month period of the current fiscal year, included $2.6 million of incremental expenses associated with stock-based compensation. Absent these expenses, G&A declined 39 basis points. Depreciation and amortization expense for the third quarter increased $719,000 from the prior year. This increase was primarily due to the intangible and intangible assets acquired as part of the Prince Telecom acquisition. Depreciation and amortization for our remaining operations were essentially flat. The effective tax rate for the quarter and the nine-month periods of the current fiscal year was 39.8% versus 39.8% and 39.6% respectively for the prior year’s periods. Net interest expense for the quarter and nine months was $3.3 million and $7.0 million, respectively, versus interest income of $316,000 and $463,000 for the three and nine-month periods of the prior year. This change was primarily due to borrowings associated with our Dutch Tender offer and the purchase of Prince Telecom, partially offset by positive cash flow associated with our operations. For the quarter, our cash flow from operating activities was $27.5 million. The primary components of this cash flow were net income of $8.3 million, depreciation and amortization of $12.2 million, and decreases in working capital of approximately $9.1 million. Investing in financing activities for the quarter used $36.4 million. These cash flows consisted of principle payments on debt of $23.2 million and capital expenditures of $16.9 million, offset by proceeds on the sale of equipment of $3.8 million. Outstanding debt, net of cash, at the end of the quarter was $154.8 million, down from $169.2 million in the prior quarter. During the quarter, net receivables decreased from $157.6 million to $153.7 million, resulting in a DSO of 54.1 days versus a DSO of 58.7 at the end of the second quarter, a decrease of 4.6 days. Net unbilled revenue balances increased in the quarter from $67.6 million to $68.4 million but DSO declined by 1.1 days from 25.2 to 24.1 days. On a cumulative basis, the combined DSO for our trade receivables and unbilled revenues decreased from 83.9 days to 78.2 days, a decrease of 5.7 days. At April 29, the accrual for our self-insured casualty program was $59.6 million. Of the $59.6 million, $22.7 million represents incurred but not reported claims. And finally, during the current quarter, revenue from multi-year master service agreements represented 68.2% of contract revenues versus 52.8% for Q3 of the prior year. Revenue from long-term contracts and multi-year mass to service agreements represented 83.7% of contract revenues versus 87.4% for Q3 and prior fiscal year. Steve.
Steve Nielsen:
Now, we’ll open the call to questions.
Operator:
We’ll go first to the line of Alex Rygiel with FBR.
Alex Rygiel:
Thank you. Two questions. First, Steve, with regards to the Can-Am operations, can you quantify the negative drag in the quarter caused by the underperformance of that division? And can you comment on whether or not your guidance incorporates any future underperformance of that business?
Steve Nielsen:
The drag in the quarter, Alex, and it is not a precise science, was about a $0.01. And we fully — we know the actions that we’ve taken, and those actions we think are reflected in our guidance.
Alex Rygiel:
Okay. And with regards to your backlog, if you take your backlog and you subtract out the burn from one large telco that you’re incorporating in your backlog for ‘06 and ‘07, which I suspect is Verizon; when you take out the burn in the quarter, your backlog increased a little bit sequentially, which is a good sign. Can you generalize about your feeling for backlog right now?
Steve Nielsen:
As we highlighted in the contracts that we talked about, we had what we thought was a very productive quarter. Not only in renewing some existing work at prices that we thought reflected — more appropriately reflected cost, particularly fuel. And we also were able to secure new agreements with Qwest and Embarq. And in particular, the contracts with Embarq are noteworthy, in that for the first time that we’re going to participate with that customer in the state of Florida. So, those all impacted backlog in the quarter.
Alex Rygiel:
And over the last 1.5 years or so, you have had challenges at times with visibility as it relates to one large telco, in particular, I suspect probably the profits from that customer. Can you talk about how the next six to 12 months visibility could be different from the past six to 12 months with that customer?
Steve Nielsen:
Well, I think last quarter, that we indicated guidance for this quarter that we felt like that we did a reasonable job of attaining. I think, for that particular customer, the growth in the third quarter sequentially from the second quarter was right on where we expected it. We feel comfortable with our fourth quarter. And as I indicated, as these projects progress and you get deeper into the deployment cycle, I think over time there will be less volatility associated with each year that they get deeper into the program. Also in Verizon’s case, their ability to continue to secure new franchises for video probably gives even more stability to the program and also is helpful in indicating, from a priority perspective, where they may commit new dollars. So in the quarter — or just prior to this quarter, when Verizon was able to secure a franchise in Virginia, statewide for video, that gives us some more confidence than we may have had in the past about the trajectory and the overall level of spending in that particular state.
Alex Rygiel:
Perfect. Thanks a lot and nice quarter, Steve.
Steve Nielsen:
Thank you.

Operator:
Thank you. And next we’ll hear from the line of John Rogers, D.A. Davidson.
John Rogers:
Good morning. I am sorry, what did you say the total backlog number was?
Steve Nielsen:
1.55 billion, John. 1 billion and 550 million.
John Rogers:
Okay. And then also, just following up on that, do you have a break down between the telecommunications, utility line locating and electrical utilities and other?
Dick Dunn:
Yes, we do, John. Let me just flip to it here. Going with the current quarter; telecom was 53.1%, Cable TV was 21.2%, utility locating was 20.9%, and remainder was 4.8%.
John Rogers:
Okay. Great. And then, Steve, in terms of acquisition opportunities that are out there, or just consolidation in the market, what are you seeing especially as some of these telco’s presumably accelerate their levels of spend?
Steve Nielsen:
I think we — there are — in the business and a healthy economy, we see acquisition opportunities really across all of our businesses, John. And I would say that we are seeing potential in each one of the areas that we serve. So, I don’t know that there is a particular sector or set of customers where we’re seeing more than others. But there is a level of activity that I would consider to be normal for where we are in the overall economy.
John Rogers:
And are you seeing any push from your larger customers to look at more, I don’t know if that they’d ever be national, but larger contract terms?
Steve Nielsen:
Well, there is certainly — as we’ve discussed with Verizon, there is certainly is an overall level of interest in using larger vendors that can address multiple markets. I think we’re addressing as many as anybody else, maybe a couple more states. So, I think that’s certainly part of what we can offer on the cable side of the business. As was typified by our Prince acquisition, certainly on the installation business. As the cable operators are increasingly becoming more aggressive on rolling out voice-over-IP services, those create significant numbers of truck rolls. And they’re looking for folks that can help them out across multiple markets and also which some provide flexibility on moving resources around, as the success of their products accelerates.
John Rogers:
Okay. And I am sorry, Steve or Dick, do you have the next five largest customers as well? I know sometimes you —.
Steve Nielsen:
Yes, go ahead Dick.
Dick Dunn:
I do. I am going to give you these, John, in numbers as opposed to percent.
John Rogers:
That’s fine.

Dick Dunn:
DirecTV was $8.1 million. Alltel was $8.0 million. Qwest at $7.6. Adelphia, $5.6. and Time Warner was $5.0 million.
John Rogers:
$5.0 million. Okay, great. Thank you.
Operator:
Thank you. And next we’ll hear from the line of Jeff Bernstein with Manhattan Asset Management. Please go ahead.
Jeff Bernstein:
Hi. Just a couple of questions. BellSouth is out talking about how they are sort of pursuing a broadband build-out strategy of their own ahead of the merger and spending some money there. What have you seen there? Did you get a boost from that? What do you think is going to happen after the merger? Do you have any feel for the BellSouth business?
Steve Nielsen:
Well as we said, year-over-year, our non-storm related BellSouth business was up about 20%. BellSouth is always been at the forefront of deploying fiber deeper into their networks, and they continued to do that in the first quarter. And we, at this point, don’t see any signs of a change in strategy there. Their basic approach to fiber-to-the-node was only slightly different than AT&T’s approach. So, we don’t see any significant modifications post-merger. I think AT&T or BellSouth together said that kind of the approaches overlapped or correlated about 90%. So, I think that BellSouth and AT&T’s initiatives are just another example of increased fiber deployments over the next several years.
John Rogers:
And then with regard to Verizon, I know they have talked a lot about their strategy of building out more to MDU’s and adding significant subscriber numbers there. How does that impact you? Is that basically already in your plans with them? And can you just flush that out a little bit?
Steve Nielsen:
As I think we indicated a couple quarters ago, we are a contract holder with Verizon. We are providing MDU engineering and construction services in several states. We are seeing that activity pick up and focus being added by Verizon. And we’ve been careful to not overestimate that impact early in the program but it is something that we are responding to every day.
John Rogers:
Thank you.
Operator:
Thank you. Next we’ll hear from the line of Ken Leon with S&P. Please go ahead.
Ken Leon:
First, again, BellSouth’s revenue for the third quarter? And then I am a little disappointed with the guidance for the next — the current quarter. The Company typically runs into stronger performance in the July and October period. And you give an optimistic view of the industry, the economy looking out over the next let’s say six to 12 months perhaps. But you do, then, run seasonally into weaker quarters. So, I would expect that with comments at the Lehman Brothers conference yesterday on telecom spending and fiber deployments, that revenue guidance would have been stronger than just being sequentially flat to down.
Steve Nielsen:
Okay, Ken. Dick, why don’t you address the BellSouth question first.
Dick Dunn:
Well, the BellSouth revenue for the quarter was $58.5. Was that your question, Ken?

Ken Leon:
Yes.
Steve Nielsen:
And with regards to the guidance, Ken, just a couple of comments. One, we had highlighted in my comments that we had about $9 million of hurricane restoration services in the quarter. And we provided guidance for the next quarter that does not have any hurricane restoration in it. So, we are taking a prudent approach to forecasting guidance. We think the environment is improving. We had good performance last quarter in booking new work. But we’re just not going to get ahead of ourselves in terms of responding to the overall environment through our specific Company guidance; rather than just looking at what we have today. And if we do better, we do better but we’re not going to get ahead of ourselves.
Ken Leon:
Just one follow-up. In the past you’ve given color in terms of the type of builds that Verizon would do, whether it was residential, single-family or multi-tenant. Is the mix of their deployments changing, so you’re not getting the same kind of near-term benefit you may get over the longer term?
Steve Nielsen:
We’ve had comments before about the mix but it is a big program. It is going to take several years. And I think what — we’re comfortable with the mix of work that we addressed in our April quarter. And we’re comfortable that we have pretty good visibility in the fourth quarter mix. And to how that changes in the out years, it is hard to say; other than to say of all that the passing — the homes passed that they target, over the four or five, six years of the program, ultimately they have got to serve all of them to hit their goals. And so it will all sort itself out in the end.
Ken Leon:
Okay. Thank you.
Operator:
Thank you, sir. And next we’ll hear from the line of Eric Buck with Brean Murray. Please go ahead.
Eric Buck:
It is Eric Buck. Actually, my question was kind of along the same lines of Ken’s. But I just wanted to get clarification. You did indicate that you thought the Verizon business would be up sequentially in the fourth quarter, is that correct?
Steve Nielsen:
Yes. That is correct. That’s what we have indications of.
Eric Buck:
Okay. And in terms of what you can readily identify as something that might be down sequentially, the hurricane business is the only thing that you would specifically point to?
Steve Nielsen:
Yes, that’s the only big factor that’s shifting the guidance.
Eric Buck:
And what is your anticipation in terms of Adelphia and what will happen with the properties there once they’re sold?
Steve Nielsen:
Well, both Comcast and Time Warner have indicated that they will spend about — now, this is about a year ago or maybe a little longer, that they would spend about $800 million on upgrading those — the new facilities that they’re acquiring from Adelphia. They have not, to my knowledge, updated that. We are in discussions in various locations with both parties about what they’ll do. But that is one thing, Eric, to your point. In the fourth quarter, we don’t expect a whole lot of Adelphia spending in the couple or three months that they have left going into the merger. But we will see, we believe, some opportunities coming out of that. And at this point, my understanding is that their drop dead date for the closing is the end of July or the end of our fourth quarter.
Eric Buck:
Okay. And in terms of Time Warner, your business for them seems to be disproportionately small relative to their size in the industry. Can you kind of talk about your relationship there?
Steve Nielsen:
Historically, we’ve done upgrade work for them in different spots around the country. The reason it’s currently small is that they completed their upgrades of their core systems several years ago. We do a fair amount of construction for them in installation work in various parts of the country. But prior to Adelphia, they had — as I think is well known in the industry, they had completed the bulk of their 750 upgrades in the 1999, 2000, 2001 period. So, we hope to see that increase.
Eric Buck:
Great. Thanks.
Steve Nielsen:
Thank you.
Operator:
Thank you. We’ll hear from the line of Allen Metrones, Sylvan Lake Asset Management.
Allen Metrones:
In looking at your SG&A, if I take out the stock based compensation, it looks like revenues were up about 5% year-over-year on a total basis, but SG&A was down 5%. Can you talk about future SG&A cuts or holding the line as revenues go up and how you were able to achieve that?
Steve Nielsen:
Well Allen, we haven’t validated your calculation but we’ll talk to it directionally. We’ve done a good job of managing G&A as we’ve grown before. If you look back at our fiscal ‘03, ‘04 period, we grew the business $250 million in revenue and, I think, sequentially added about $5 million of G&A. So, we know how to do this. I think we’re continually looking at ways that we can become more efficient and broaden the capacity of our G&A. And certainly, things as we make adjustments like at Can-Am, we will generate back office synergies. I think the other thing while it is not down as much as I would like to see it, I think we along with most other companies are becoming better at managing Sarbanes-Oxley compliance costs. And so, at least directionally, we’re hoping to be able to get through that process effectively and at lower costs this year and next.
Allen Metrones:
Okay. And do you have any sense of how big you can get on the revenue line without having to increase SG&A outside of performance based, if you hit the targets?
Steve Nielsen:
Allen, like I said, we did it one time from $618 million to $872 million and only grew at about $5 million. So, we still have a solid footprint nationally. We don’t have underserved areas around the country. We have good people running our subsidiaries. And particularly, as — if we see opportunities on the cable side of the business, we’re not as busy there as we had been and certainly have capacity to grow there.
Allen Metrones:
Also, Dick, do you have how big TXE was in the quarter?
Dick Dunn:
They were the 11th customer, Allen. It is $4.7.

Allen Metrones:
$4.7?
Dick Dunn:
Yes.
Allen Metrones:
Okay. I haven’t seen Time Warner in your top 10 in a number of years. I realize sometimes it shows up on a quarterly basis as project work. But do you think there is a sign from them or do you see any change from them in terms of upgrading their plant? They typically were one of the early upgraders and hadn’t done as much, or had to do as much like Comcast and AT&T. Can you give us a sense of what you’re seeing from them and whether there’s any further indication regarding the Adelphia deal?
Steve Nielsen:
The primary increase right now with Time Warner, Allen, has been the business that we acquired with Prince in December of 2005, which has been good business for us. It does renew relationships that we’ve had in the past because we’re out there doing business with them every day. Clearly, as Time Warner and Comcast address the Adelphia upgrades, there may be a migration to different architectures that will enhance their capabilities more than a traditional 750, 860 plant upgrade. I think the industry still trying to work their way through that right now. There are some signs that others in the industry are looking to do that right now. So, that’s certainly a possibility. But the bulk of the current period Time Warner is still coming from the relationships that we acquired with Prince.
Allen Metrones:
Okay, and when it comes to cash flow, Dick, do you have a sense of how much CapEx you will spend next quarter to finish the year?
Dick Dunn:
Well, we were figuring about —
Steve Nielsen:
About $8 to $10, Allen. We had about $4 million in the current quarter that was associated with these new contract wins, which all came in really in April. So, we’ve got that behind us but we do still expect $8 to $10.
Allen Metrones:
And is your primary — someone asked about acquisitions. But is your primary use of capital in the near term you think to pay down debt as you generate the cash?
Steve Nielsen:
We were pleased that we were able to pay down the revolver. I will be more pleased when we pay it off. It gives us capacity to do other things. When we did the recapitalization we were able to lock in our debt as a fixed rate, fixed after-tax cost. Short-term interest rates are rising, so our after-tax returns on cash holdings are going up, so we’re narrowing that negative carry. So, we’ll do that. But at the same time, we’re always open to good opportunities to broaden the base of the business and build in more growth potential through the right types of acquisitions.
Allen Metrones:
Okay. Did weather hit you in the quarter given what happened out in California with the rains in the first calendar quarter?
Steve Nielsen:
I would say on the margin, the West Coast performance was impacted by weather, but it was not a large factor overall in the quarter for the entire Company.

Allen Metrones:
Okay. And then lastly, your DSO’s, while down sequentially, were up a few days year-over-year and your telco mix was still pretty strong. Was there any work that came in towards the end of the quarter that could account for some of that or maybe just give a little more insight into the DSO’s?
Steve Nielsen:
There wasn’t significant changes, Allen. That number is going to move around as the mix moves around a little bit. Certainly, in the April quarter there can be some that’s disproportionately back end loaded. So, you have some impact on DSO just mechanically because obviously you can’t collect what you bill in April. My sense is that not a whole lot of material changes year-over-year.
Allen Metrones:
Okay. And then finally, if I can, I see Verizon is close to getting a franchise in New Jersey, which would be a pretty big state and pretty significant area for them to get given the amount of people that live close to New York and the financial distribution to people in terms of guys who could sign up for files. Can you talk about your expectation of telco’s with — regarding franchises and what you think that will do to the business over the next year or two as they start to get some? And with whether you think your cable customers are going to respond quicker as your telco’s get franchises?
Steve Nielsen:
Clearly, there is really two tracks — or three tracks that the telephone companies are pursuing for video franchises. One, they’re still work being done in Washington to try to get some national franchising relief. Secondly, they’ve worked through in Texas and Virginia and now it looks like New Jersey at a state level. And then thirdly, they continue to pursue local franchises. I think, in the quarter, in the Tampa area, specifically they secured Hillsborough County. They secured the city of Tampa. So, I think that their ability to address video opportunities is certainly accelerating. I think that only gives them more confidence in terms of what the return on the invested capital is going to be when they have other products to offer. And at least from our view, it is not an immediate impact. They don’t get a franchise and the next thing you know you get a call. But I think as they plan the ‘07 program, they certainly will look to where they’ve been able to secure franchises in ‘06 and ‘05.
Allen Metrones:
Excellent. Thank you.
Operator:
Thank you. And Mr. Nielsen, we have no one else queued up for questions at this time.
Steve Nielsen:
Well, we thank everybody for your attendance on the call. And we look forward to speaking to you towards the last week of August for our full year results. Thank you.
Operator:
And ladies and gentlemen, that concludes our conference for today. Thank you very much for your participation, as well as for using AT&T executive teleconference. And you may now disconnect.